EXHIBIT 5.1

June 10, 2005

Impac Secured Assets Corp. 1401 Dove Street Newport Beach, California 92660	Impac Funding Corporation 1401 Dove Street Newport Beach, California 92660
Impac Mortgage Holdings, Inc. 1401 Dove Street Newport Beach, California 92660	Standard & Poor's, A Division of The McGraw-Hill Companies, Inc. 55 Water Street, 41st Floor New York, New York 10041
Wells Fargo Bank, N.A. 9062 Old Annapolis Road Columbia, Maryland 21045	UBS Securities LLC 1285 Avenue of the Americas, 11th Floor New York, New York 10019

Opinion: Underwriting Agreement

Impac Secured Assets Corp.

Mortgage Pass-Through Certificates, Series 2005-1

Ladies and Gentlemen:

We have acted as counsel to Impac Funding Corporation (the “Seller”), Impac Secured Assets Corp. (the “Depositor”) and Impac Mortgage Holdings, Inc. (“IMH”) in connection with (i) the Mortgage Loan Purchase Agreement, dated as of June 10, 2005 (the “Seller Sale Agreement”), among the Seller, the Depositor and IMH, (ii) the Pooling and Servicing Agreement, dated as of June 1, 2005 (the “Pooling and Servicing Agreement”), among the Seller (in such capacity, the “Master Servicer”), the Depositor and Wells Fargo Bank, N.A. (the “Trustee”), and the certificates issued pursuant thereto designated as Mortgage Pass-Through Certificates, Series 2005-1 (collectively, the “Certificates”), (iii) the Underwriting Agreement, dated June 9, 2005 (the “Underwriting Agreement”), among the Seller, the Depositor, IMH and UBS Securities LLC (the “Underwriter”), (iv) the Purchase Agreement, dated June 10, 2005 (the “Purchase Agreement”), among the Seller, the Depositor, IMH and the Underwriter (in such capacity, the “Purchaser”), (v) the Prospectus Supplement, dated June 9, 2005 (the “Prospectus Supplement”), and the Prospectus to which it relates, dated August 30, 2004 (the “Base Prospectus” together with the Prospectus Supplement, the “Prospectus”), (vi) the Private Placement Memorandum, dated June 10, 2005 (the “Private Placement Memorandum”), and (vii) the Custodial Agreement, dated as of June 10, 2005 (the “Custodial Agreement”), among the Trustee, the Depositor, the Seller (in such capacity, the “Master Servicer”) and Deutsche Bank National Trust Company (the “Custodian”). The Seller Sale Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement, the Purchase Agreement and the Custodial Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

[TPW: NYLEGAL:341177.2] 17572-00200 06/03/2005 07:44 PM

Opinion: Underwriting Agreement

Impac Secured Assets Corp., Series 2005-1

June 10, 2005

In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in any opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals or as copies thereof, the conformity to the originals of all documents submitted to us as copies, the genuineness of all signatures and the legal capacity of natural persons, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary entity authorization, execution, authentication, payment, delivery and enforceability (as limited by bankruptcy and other insolvency laws) of and under all documents, and the necessary entity power and authority with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below. In rendering this opinion letter, except for any matter that is specifically addressed in any opinion expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates. Each assumption herein is made and relied upon with your permission and without independent investigation.

In rendering this opinion letter, each opinion expressed and assumption relied upon herein with respect to the enforceability of any right or obligation is subject to (i) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance and injunctive relief, regardless of whether considered in a proceeding in equity or at law, (ii) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, fraudulent conveyance and transfer, moratorium and other similar laws affecting the rights of creditors or secured parties, (iii) the effect of certain laws, regulations and judicial and other decisions upon (a) the availability and enforceability of certain remedies, including the remedies of specific performance and self-help, and provisions purporting to waive the obligation of good faith, materiality, fair dealing, diligence, reasonableness or objection to judicial jurisdiction, venue or forum and (b) the enforceability of any provision the violation of which would not have any material adverse effect on the performance by any party of its obligations under any agreement and (iv) public policy considerations underlying United States federal securities laws, to the extent that such public policy considerations limit the enforceability of any provision of any agreement which purports or is construed to provide indemnification with respect to securities law violations. However, the non-enforceability of any provisions referred to in foregoing clause (iii) will not, taken as a whole, materially interfere with the practical realization of the benefits of the rights and remedies included in any such agreement which is the subject of any opinion expressed below, except for the consequences of any judicial, administrative, procedural or other delay which may be imposed by, relate to or arise from applicable laws, equitable principles and interpretations thereof.

Opinion: Underwriting Agreement

Impac Secured Assets Corp., Series 2005-1

June 10, 2005

This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates, after such consultation with such other attorneys in this firm as they deemed appropriate, have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter. In addition, if we indicate herein that any opinion is based on our knowledge, our opinion is based solely on the actual present knowledge of such attorneys after such consultation with such other attorneys in this firm as they deemed appropriate.

In rendering this opinion letter, we do not express any opinion concerning any law other than the laws of the State of New York and the federal laws of the United States, including without limitation the Securities Act of 1933, as amended (the “1933 Act”). Any opinion expressed below to the effect that any agreement is valid, binding and enforceable relates only to an agreement that designates therein the laws of the State of New York as the governing law thereof. We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities or tax laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that:

1.          Each of the Agreements to which the Seller, the Depositor, the Master Servicer or IMH is a party is a valid and legally binding agreement under the laws of the State of New York, enforceable thereunder in accordance with its terms against the Seller, Depositor, Master Servicer or IMH, as the case may be.

2.          The Certificates are validly issued and outstanding and are entitled to the benefits of the Pooling and Servicing Agreement.

3.          With respect to each of the Seller, the Depositor and IMH, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby do not require any consent, approval, authorization or order of, filing with or notice to any United States federal or State of New York court, agency or other governmental body under any United States federal or State of New York statute or regulation that is normally applicable to transactions of the type contemplated by the Agreements, except such as may be required under the securities laws of any State of the United States or such as have been obtained, effected or given.

4.          With respect to each of the Seller, the Depositor and IMH, the performance of its obligations under each of the Agreements to which it is a party and the consummation of the transactions contemplated thereby will not result in any breach or violation of any United States federal or State of New York statute or regulation that is normally applicable to transactions of the type contemplated by the Agreements.

Opinion: Underwriting Agreement

Impac Secured Assets Corp., Series 2005-1

June 10, 2005

5.          The Registration Statement has become effective under the 1933 Act. In that regard, this is to inform you that, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and not withdrawn, and no proceedings for that purpose have been instituted or threatened under Section 8(d) of the 1933 Act.

6.          The Registration Statement as of its effective date, the date of the Prospectus Supplement and the date hereof, and the Prospectus as of the date of the Prospectus Supplement and the date hereof, other than any financial and statistical information and other marketing materials, including without limitation those generally described as term sheets and computational materials, as to which we express no opinion herein, complied as to form in all material respects with the requirements of the 1933 Act and the applicable rules and regulations thereunder.

7.          To our knowledge, there are no material contracts, indentures or other documents of a character required to be described or referred to in either the Registration Statement or the Prospectus or to be filed as exhibits to the Registration Statement, other than marketing materials generally described as term sheets and computational materials, as to which we express no opinion herein, and those described or referred to therein or filed or incorporated by reference as exhibits thereto.

8.          The statements made in the Base Prospectus under the heading “Description of the Securities” insofar as such statements purport to summarize certain provisions thereof, provide a fair summary of such provisions. The statements made in the Base Prospectus under the headings “Legal Aspects of Mortgage Loans — Applicability of Usury Laws” and “—Alternative Mortgage Instruments” and “ERISA Considerations”, to the extent that those statements constitute matters of United States federal or State of New York law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the securities to which they relate, are correct in all material respects with respect to those consequences or matters that are discussed therein.

9.          The Pooling and Servicing Agreement is not required to be qualified under the Trust Indenture Act of 1939, as amended. The Trust Fund created by the Pooling and Servicing Agreement is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

10.        The Class 1-A-1, Class 1-A-X, Class 2-A, Class 3-A-1, Class 3-A-X, Class 4-A, Class 5-A-1, Class 5-A-2, Class 5-A-3, Class 5-A-4, Class 5-A-5, Class 5-A-6, Class 5-A-7, Class 5-A-X, Class R-I, Class R-II, Class R-III and Class B-1 Certificates will be “mortgage related securities” as defined in Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, so long as each such class is rated in one of the two highest rating categories by at least one “nationally recognized statistical rating organization” as that term is used in that Section.

This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity

Opinion: Underwriting Agreement

Impac Secured Assets Corp., Series 2005-1

June 10, 2005

entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) in connection with a due diligence inquiry by or with respect to any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter, (iv) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative, governmental, supervisory or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.) and (v) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.

Very truly yours,

/S/ THACHER PROFFITT & WOOD LLP